Contact:

Scott Schecter	Hulus Alpay
CEO and CFO	Investor Relations
HydroGen Corporation	Makovsky + Company
(212) 672-0380	(212) 508-9600
sschecter@hydrogenllc.com	halpay@makovsky.com

HydroGen Corporation Receives Nasdaq Delisting Notice

New York, New York - November 4, 2008 - HydroGen Corporation (Nasdaq: HYDG) (the “Company”), a designer and manufacturer of multi-megawatt air-cooled phosphoric acid fuel cell (PAFC) systems, announced that the Company received a Nasdaq Staff delisting letter on October 29, 2008 indicating that the Company’s securities will be delisted from The Nasdaq Stock Market in accordance with Marketplace Rules 4300, 4340(b) and IM 4300, due to the filing of a voluntary petition for relief under Chapter 11 of the Bankruptcy Code by the Company’s wholly-owned subsidiary, HydroGen, L.L.C. Accordingly, if the Company does not appeal this decision, the trading of the Company’s common stock will be suspended at the opening of business on November 7, 2008 and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from registration and listing on The Nasdaq Stock Market. The Company has determined not to appeal the Nasdaq Staff decision to delist the Company’s securities.

The Company has been advised that its securities are immediately eligible for quotation in the Pink Sheets, an electronic quotation service for securities traded over-the-counter, effective as of the open of business on November 7, 2008. In addition, the Company intends to request that one of its current market makers file the necessary application with the Financial Industry Regulatory Authority to quote the securities and, as a result, the Company anticipates that its securities will be quoted on the Over-the-Counter Bulletin Board in the near future.

About HydroGen Corporation
HydroGen Corporation, through its wholly-owned subsidiary, HydroGen, LLC, is a developer and manufacturer of multi-megawatt fuel cell systems utilizing its proprietary 400 kW phosphoric acid fuel cell (PAFC) technology which was originally developed by Westinghouse Corporation. The Company is in the process of seeking strategic partners or buyers of the Company.  Interested parties should contact Joseph E. Sarachek of Triax Capital Advisors at 75 Rockefeller Plaza, 16th Floor, New York, New York 10019. Tel: 212 265-7013 Fax 212 265-6374. Website is www.triaxcapitaladvisors.com. Email contact: jsarachek@triaxadvisors.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding HydroGen's anticipated economically competitive fuel cell systems. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as fluctuations in demand for HydroGen's products, HydroGen's ability to maintain strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of HydroGen's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in HydroGen's filings with the United States Securities and Exchange Commission. HydroGen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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